FIRST AMENDMENT TO SECURITY
                            AGREEMENT



          First Amendment to Security Agreement dated as of January 1, 1993 between Clark Material Handling Company, a Kentucky corporation (the "Company") and United States Trust Company of New York, a New York banking corporation, as collateral agent (the "Collateral Agent").

          WHEREAS, the Company and the Collateral Agent have executed a Security Agreement dated as of July 31, 1992 (the
"Security Agreement");

          WHEREAS, the Company and the Collateral Agent desire to amend the Security Agreement in accordance with the provisions of
Section 9.01 of the Indenture dated as of July 31, 1992 (the "Indenture") among Terex Corporation, a Delaware corporation, and the Company, Terex Equipment Limited, an entity organized under the laws of Scotland and Clark Equipment GmbH, an entity organized under the laws of Germany, as guarantors, and the Collateral Agent, as trustee, to correct certain ambiguities, defects and inconsistencies in the Security Agreement;

          WHEREAS, Section 4.13 of the Security Agreement should be clarified to provide that for the ability of the Company to dispose of assets in accordance with Section 4.12 of the Indenture;

          NOW, THEREFORE, the Company and the Collateral Agent agree as follows:

          1. Section 4.13 of the Security Agreement is hereby amended to insert the word "and" at the end of clause (b)(i) thereof and to delete clause (iii) thereof in its entirety and insert the following in its place and stead:

               "(c) the disposition of Collateral as provided for in and in accordance with the provisions of Section
          4.12 of the Indenture. In the event of a sale, transfer, lease or other disposition of any of the Collateral permitted by this Section 4.13, the Collateral Agent shall execute such documents as shall be required to evidence the release of the lien created by this Security Agreement on such Collateral and, to the extent such Collateral is in the possession of the Collateral Agent, deliver such Collateral to the Company or its designee."
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          2.   The recitals contained in this First Amendment to
Security Agreement are made by the Company and not by the Collateral Agent and all of the provisions contained in the Security Agreement, in respect of the rights, privileges, immunities, powers and duties of the Collateral Agent shall be applicable in respect thereof as fully and with like effect as if set forth herein in full.

          3. This First Amendment to Security Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and same agreement.

          IN WITNESS WHEREOF, the Company and the Collateral
Agent have caused this First Amendment to Security and Pledge
Agreement to be duly executed and delivered as of the date first above written.


                                   CLARK MATERIAL HANDLING COMPANY


                                   By:
                                      Marvin B. Rosenberg,
                                       Secretary


                                   UNITED STATES TRUST COMPANY
                                    OF NEW YORK, as Collateral Agent


                                   By:
                                      Name:
                                      Title: